UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designated the appropriate rule provision(s) relied upon to file this Form:

     Securities Act Rule 801 (Rights Offering)                             [X]
     Securities Act Rule 802 (Exchange Offer)                              [ ]
     Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                   [ ]
     Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                 [ ]
     Exchange Act Rule 14e-2(d) (Subject Company Response)                 [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)  [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                            PROGEN INDUSTRIES LIMITED
                            -------------------------
                            (Name of Subject Company)

                            -------------------------
       (Translation of Subject Company's Name into English (if applicable)

                                    Australia
                                    ---------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                            Progen Industries Limited
                            -------------------------
                       (Name of Person(s) Furnishing Form)

                                 Ordinary Shares
                                 ---------------
                     (Title of Class of Subject Securities)

                                   Q 7759R 0 0
                                   -----------
              (CUSIP Number of Class of Securities (if applicable)

                                Milton S. McColl
                                Company Secretary
                            Progen Industries Limited
              2806 Ipswich Road, Darra 4076, Queensland, Australia
                               011-61-7-3273-9100
                               ------------------
  (Name, Address (including zip code) and Telephone Number (including area code)
    of Person(s) authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

                                November 19, 2003
                  (Date Tender Offer/Rights Offering Commenced)


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
                  PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.   HOME JURISDICTION DOCUMENTS

     The following documents are attached as exhibits to this Form:

Exhibit Number  Description
--------------  -----------
1.              Prospectus dated November 19, 2003 of the Company for One for Eight
                Bonus Issue of Options


ITEM 2.        INFORMATIONAL LEGENDS

     The required legends have been included in the materials delivered to shareholders.

        PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

     (1) The following documents are attached as exhibits to this Form, except where noted:

Exhibit Number  Description
--------------  -----------
2.              Consent dated November 18, 2003 of Allens Arthur Robinson

3.              Consent dated November 17, 2003 of Computershare Investor Services
                Pty. Limited

4. Constitution of the Company (attached as exhibit 4(b)(iv) to the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on December 23, 2002)

5.              2003 Annual Report of the Company (furnished as exhibit 2 to the
                Company's report on Form 6-K filed with the Securities and Exchange
                Commission on October 15, 2003)

6.              The consolidated statement of financial position of the Company as at
                June 30, 2003 (contained in the 2003 Annual Report of the Company furnished as exhibit 2 to the Company's report on Form 6-K filed with the
                Securities and Exchange Commission on October 15, 2003)


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
(2)  Not applicable.

(3)  Not applicable.


                    PART III - CONSENT TO SERVICE OF PROCESS

     A written irrevocable consent and power of attorney on Form F-X is being filed by the company concurrently with the furnishing of this Form.


                              PART IV - SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                PROGEN INDUSTRIES LIMITED

                                                By:  /s/  Milton S. McColl
                                                    ----------------------
                                                    Milton S. McColl
                                                    Company Secretary and Chief
                                                    Financial Officer
Date: November 19, 2003


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